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              CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION
                         FOR NEVADA PROFIT CORPORATIONS
          (PURSUANT TO NRS 78.385 AND 78.390 - AFTER ISSUANCE OF STOCK)
                              -REMIT IN DUPLICATE-

1.   Name of corporation: SOUTHLAND FINANCIAL, INC.

2.   The articles have been amended as follows:

          Article I is amended to read as follows:

                                       "I

               The  name of the corporation is: STARBRIDGE GLOBAL INC."


          Article V is amended to read as follows:

                                       "V

               The total authorized capital of the corporation is Two Hundred Million Shares (200,000,0000) of common stock, valued at ($0.001) each, for a total capital of Two Hundred Thousand Dollars ($200,000.00)."

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is:

               Shares Outstanding at November 13, 2000:    39,394,426
               Shares Voted for the Amendment:             21,050,000 or 53.4%
               Shares Voted Against:                       None

4. This certificate may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.   Signatures (Required):


-----------------------------------         --------------------------------
   David Turik, President                      Willie Lo, Secretary